COMPANY CONTACT:                  Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer           Linda Latman (212) 836-9609
(405) 235-4546                        Lena Cati (212) 836-9611
                         The Equity Group Inc.

                                                FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. ANNOUNCES BOARD APPROVAL OF EXCHANGE OFFER FOR ITS $3.25 PREFERRED STOCK, SUBJECT TO CERTAIN CONDITIONS

Oklahoma City, Oklahoma . . . January 29, 2007 . . . LSB Industries, Inc. (“the Company”), (AMEX: LXU), today announced that its Board of Directors has approved an offer to exchange shares of its common stock for up to 309,807 of the 499,102 outstanding shares of its $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”). The terms of the exchange offer would provide for the issuance by the Company of 7.4 shares of common stock in exchange for each share of Series 2 Preferred tendered in the exchange offer and the waiver of all rights to accrued and unpaid dividends on the Series 2 Preferred tendered. As of December 31, 2006, the accrued and unpaid dividend on the Series 2 Preferred was $23.975 per share. The exchange offer described in this release has not commenced, and, as described below, the exchange offer will not commence until certain action is taken by the Company. When commenced, the exchange offer would be subject to numerous conditions that will be described in the tender offer documents to be completed. Once the exchange offer commences, neither the Company nor its Board of Directors will make any recommendation to holders of Series 2 Preferred as to whether to tender or refrain from tendering their shares in the exchange offer. As previously disclosed, the Company has entered into an agreement with Jayhawk Capital Management, L.L.C. and certain of its affiliates (collectively, “Jayhawk”). Under the agreement, Jayhawk has agreed to tender in the exchange offer 180,450 shares of the 346,662 shares of Series 2 Preferred owned by Jayhawk. In addition, as a condition to Jayhawk’s obligation to tender such shares of Series 2 Preferred in the exchange offer, the agreement further provides that Jack E. Golsen (Chairman of the Board and CEO of the Company), his wife, children and certain entities controlled by them (the “Golsen Group”) would exchange only 26,467 of the 49,550 shares of Series 2 Preferred beneficially owned by them. As a result, only 309,807 of the 499,102 shares of Series 2 Preferred currently outstanding would be eligible to participate in the exchange offer, with the remaining 189,295 being held by Jayhawk and the Golsen Group.

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LSB Industries, Inc. News Release           Page 2
January 29, 2007

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. The exchange offer for the shares of Series 2 Preferred described in this release has not commenced and is subject to completion of tender offer documents. When the exchange offer is commenced, the Company will mail tender offer documents to holders of the Series 2 Preferred and file a tender offer statement with the Securities and Exchange Commission (“SEC”). Such statement (including an offer to purchase, a related letter of transmittal and other offer documents) would contain important information with respect to the offer that should be read carefully before any decision is made with respect to any tender offer. Those materials would be made available to the Company’s security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) would be available at no charge on the SEC’s website (www.sec.gov).

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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